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                                                                      Exhibit 10

                                  Law Offices

                           DRINKER BIDDLE & REATH LLP
                      Philadelphia National Bank Building
                              1345 Chestnut Street
                          Philadelphia, PA 19107-3496
                           Telephone: (215) 988-2700
                                 TELEX: 834684
                              FAX: (215) 988-2757

                                January 30, 1998


Temporary Investment Fund, Inc.
Bellevue Park Corporate Center
400 Bellevue Parkway
Wilmington, Delaware 19809

     RE: TEMPORARY INVESTMENT FUND, INC.
         POST-EFFECTIVE AMENDMENT NO. 58 TO THE REGISTRATION
         STATEMENT ON FORM N-1A (FILE NOS. 2-47015 AND 811-2354)
         -------------------------------------------------------

Gentlemen:

          We have acted as counsel for Temporary Investment Fund, Inc., a Maryland corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 58 to the Company's Registration Statement under the Securities Act of 1933, as amended.

          The Company is an open-end investment company authorized to issue a total of sixty billion shares ("Shares") of common stock, par value $.001 per share. The Board of Directors of the Company has the power to designate one or more classes ("Portfolios") of Shares and to designate separate series of Shares within the same Portfolio. The Board of Directors have previously authorized the issuance of Shares to the public.


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Temporary Investment Fund, Inc.
January 30, 1998
Page 2


Currently, the Company is offering Shares of two Portfolios as follows:

                                              NUMBER OF SHARES OF
             NAME OF CLASS/SERIES           COMMON STOCK ALLOCATED
             --------------------           ----------------------
             TempFund Portfolio
                TempFund Shares                   40 billion
                TempFund Dollar Shares             5 billion
             TempCash Portfolio
                TempCash Shares                    5 billion
                TempCash Dollar Shares            10 billion


     We have reviewed the Company's Charter, its By-Laws, resolutions adopted by its Board of Directors and shareholders and such other legal and factual matters as we have deemed appropriate. We assume that the Shares have been or will be issued against payment therefor as described in the Company's applicable Prospectuses relating thereto and that the number of outstanding Shares has not and will not exceed the number of Shares authorized for the particular class or series.

     This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

     Based upon the foregoing, it is our opinion that all of the Shares issued by the Company since October 1, 1996 that were not included in our opinions dated November 22, 1996 and January 30, 1997, were validly issued, fully paid and non-assessable by the Company, and further, that the Shares issued after the date hereof pursuant to and for the consideration provided for in the Registration Statement will be, when so issued, validly issued, fully paid and non-assessable by the Company.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 58 to the Company's Registration Statement.


                                        Very truly yours,

                                        /s/ Drinker Biddle & Reath LLP
                                        DRINKER BIDDLE & REATH LLP